U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 3 TO FORM SB-2
                                    -----
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Black Lake, Inc.,
                                -----------------
             (Exact name of registrant as specified in its charter)

Nevada                                      8742                     03-0427056
------                                      ----                     ----------
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

3187-G Airway Avenue, Costa Mesa, California                              92626
--------------------------------------------                              -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                  (949)831-7874
                                  -------------
              (Registrant's Telephone Number, Including Area Code)

                                  MC Law Group
                          4100 Newport Place, Suite 830
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
                             ----------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                          -------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================== ======================== ==================== ======================= ===============

         Title of each class                   Amount            Proposed maximum       Proposed maximum       Amount of
            of securities                       to be             offering price           aggregate          registration
          to be registered                   registered              per share           offering price           fee
-------------------------------------- ------------------------ -------------------- ----------------------- ---------------
Common Stock, $.001 par value                2,000,000                $0.05                $100,000             $9.20

====================================== ======================== ==================== ======================= ===============

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             Preliminary Prospectus
                                Black Lake, Inc.,
                              a Nevada corporation

                        2,000,000 Shares of Common Stock


         We provide clients with advertising and marketing strategies. We strive to assist our clients in building a strong corporate identity, from the creation of company logos, through development of image ads, to other advertising and marketing strategies. We are offering for sale 2,000,000 shares of our common stock in a self-underwritten offering directly to the public. This is a best efforts offering. We are offering the shares without any underwriting discounts or commissions. The purchase price is $0.05 per share. If all of the shares offered by us are purchased, the proceeds to us will be $100,000. We may receive less than $100,000 if all of the offered shares are not purchased.


         This is our initial public offering and no public market currently exists for shares of our common stock. We have not applied for listing or quotation on any public market. We do not expect a liquid market to develop for several years, if at all.


         Assuming that all the offered shares are purchased, our management will own 66.67% of our issued and outstanding shares of common stock. Investors may not revoke their subscription. There is no minimum number of shares we must sell prior to utilizing the proceeds from this offering. The funds that are raised in this offering will not be deposited in an escrow account and will be available for immediate utilization by us.


         SEE "RISK FACTORS" ON PAGES 5 TO 9 FOR FACTORS TO BE CONSIDERED BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. There will not be any graphics, maps, photographs or pictures appearing in the prospectus. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         We will terminate this offering on February 28, 2004. We may extend the offering if we believe it is in the best interests of the company and our shareholders. On or before February 1, 2004, we will determine whether we should extend this offering. If we decide to extend this offering, we will extend it for an additional 12 months and terminate this offering on February 28, 2005.


                   The date of this prospectus is May 8, 2003.
                             Subject to completion.

                                TABLE OF CONTENTS

Prospectus Summary ..........................................................4
Risk Factors.................................................................5
Forward Looking Statements...................................................9
Use of Proceeds..............................................................9
Determination of Offering Price.............................................11
Dilution....................................................................11
Selling Security Holders....................................................12
Plan of Distribution........................................................12
Legal Proceedings...........................................................13
Directors, Executive Officers, Promoters and Control Persons................13
Security Ownership of Certain Beneficial Owners and Management..............14
Description of Securities...................................................15
Interest of Named Experts and Counsel.......................................16
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities.............................................................16
Organization Within Last Five Years.........................................16
Description of Business.....................................................16
Management's Discussion and Analysis of Financial Condition and
Results of Operations.......................................................21
Description of Property.....................................................24
Certain Relationships and Related Transactions..............................24
Market for Common Equity and Related Stockholder Matters....................24
Executive Compensation .....................................................25
Financial Statements........................................................26
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure........................................................26
Legal Matters...............................................................26
Experts.....................................................................26
Additional Information......................................................26
Indemnification of Directors and Officers...................................26
Other Expenses of Issuance and Distribution.................................27
Recent Sales of Unregistered Securities.....................................27
Exhibits....................................................................27
Undertakings................................................................28
Signatures..................................................................29

         Outside Back Cover Page

         Dealer Prospectus Delivery Obligation

         Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY
------------------

OUR BUSINESS:                        Our principal business address is 3187-G
                                     Airway Avenue, Costa Mesa, California
                                     92626; our telephone number is
                                     (949)831-7874.

                                     We provide small businesses with effective advertising and marketing strategies. We provide our clients with customized services, such as the design of brochures, corporate mailers, magazine advertisements, business cards, and logos, as well as public relations services. We plan to expand our operations by adding key staff, including a marketing specialist, and by expanding the number of our operating locations.

                                     We have limited operations and currently operate only within a small area of Southern California. We have suffered losses since our inception on October 11, 2000. Our ability to earn additional revenues will be affected by the industry competition. Our industry is highly competitive with low barriers to entry. As such, our ability to earn revenues will be affected by our ability to compete.

OUR STATE OF ORGANIZATION:           We were incorporated in Nevada on October
                                     11, 2000.

SUMMARY FINANCIAL INFORMATION:       The summary financial information set forth
                                     below is derived from the more detailed
                                     financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form
                                     SB-2 in accordance with generally accepted accounting principles in the United States.
                                     All information should be considered in
                                     conjunction with our financial statements and the notes contained elsewhere in this Form SB-2.


      INCOME STATEMENT              PERIOD FROM          PERIOD FROM
                                   OCTOBER 11, 2000 TO   JANUARY 1, 2002 TO
                                   DECEMBER 31, 2001     DECEMBER 31, 2002

                                        $                     $
      Revenue                           0                   56,502
      Gross Profit (Loss)               0                   11,524
      Net Income (Loss)                 0                  (16,246)
      Net Income (Loss) Per Share       0                    (.01)


      BALANCE SHEET             DECEMBER 31, 2001       DECEMBER 31, 2002
                                        $                     $
      Total Assets                      0                   10,471
      Total Liabilities                 0                   5,967
      Shareholders' Equity              0                   4,504







NUMBER OF SHARES BEING OFFERED:       We are offering for sale 2,000,000 shares
                                     of our common stock. We will sell the
                                     shares we are registering only to those
                                     individuals who have received a copy of the prospectus. Investors will experience dilution of 60% or $0.03 per share if all of the offered shares are sold.

                                     4,000,000 shares of our common stock are
NUMBER OF SHARES OUTSTANDING         currently issued and outstanding. If all
AFTER THE OFFERING:                  the offered shares are sold, 6,000,000
                                     shares of our common stock will be issued and outstanding.

                                     We will receive $100,000 if all of the
                                     offered shares are sold. We intend to use any proceeds from such sale for marketing expenses and for working capital. Our management has complete discretion as to the use of proceeds and our anticipated use of proceeds is subject to change, in our management's sole and absolute discretion. This is a best efforts offering. There is no minimum number of shares we must sell prior to utilizing the proceeds from this offering. We will not place the proceeds from this offering in an escrow account, therefore, the proceeds will be available for immediate use. As a result, investors may lose their entire investment.


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investment in us completely.

Risks related to our business:

THIS IS A BEST EFFORTS OFFERING AND THERE IS NO MINIMUM OF FUNDS WE MUST SELL IN ORDER FOR US TO UTILIZE THE PROCEEDS OF THIS OFFERING; THEREFORE, WE MAY NOT HAVE SUFFICIENT FINANCIAL RESOURCES TO FUND OUR EXPANSION PLANS IF WE RAISE LESS THAN $30,000 IN THIS OFFERING.

There is no minimum-offering amount for this offering. We may not sell any or all of the offered shares. We will need to raise approximately $30,000 in order to fully implement our 12 month expansion plans. We have not set a minimum amount required to be raised because we believe we can continue our business even if we raise only nominal funds in this offering. We are currently earning minimal revenues and operating as an ongoing business; however, we intend to expand our operations if we can raise at least $30,000. If we raise less than $30,000, we will use those funds to maintain our current business level. We believe we can continue as a going concern even if we are not able to raise a minimum of $30,000. If the offering is substantially undersold, investors may lose their entire investment because we will have insufficient funds to fund our expansion plans and we will likely not be able to increase our current revenue level. If we do not sell all of the offered shares, we will likely be forced to limit any proposed marketing activities, which will hinder our ability to expand our activities and generate revenues.


WE HAVE A LIMITED OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE AND THEREFORE OUR PROSPECTS SHOULD BE CONSIDERED SPECULATIVE.

We were incorporated in October 2000. Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues. Specifically, new development stage companies such as ours typically experience significant difficulties. Such difficulties include, but are not necessarily limited to:

o    lack of organization;
o undue stress on management due to the pressures associated with a development stage company which is earning little to no revenues;
o    finding a unique niche in the market within which we operate;
o finding an adequate price for our services which will allow us to cover our costs and make a profit;
o finding sufficient funding to expand the geographical scope of our business operations while avoiding cash flow problems;
o    setting realistic goals and achieving those goals, step by step;
o developing effective strategies to take advantage of market conditions as well as strategies to get through the tough times; and
o staying flexible in our business structure to account for unforeseen problems and difficulties.

Any of these factors individually or in conjunction with other factors could harm our ability to earn a profit and continue our business operations.

WE MAY HAVE PROBLEMS HIRING SUFFICIENT STAFF TO OPERATE OUR BUSINESS SHOULD WE NEED SUCH STAFF TO CONTINUE OUR OPERATIONS. IF WE ARE NOT ABLE TO HIRE SUFFICIENT STAFF, OUR ABILITY TO EXPAND OUR BUSINESS WILL BE HARMED.

If we are able to expand our operations, we may need to hire additional staff. Finding quality and competent staff could be difficult. There are other companies, both small and large, which offer similar marketing and advertising services. We will compete with those companies for qualified staff. In order to hire and retain staff, we will likely need to offer certain benefits, such as, medical benefits, 401K Plans and other retirement benefits. As of the date of this prospectus, we have not made specific arrangements to offer such benefits and have not yet investigated the costs associated with providing such benefits. There is no guarantee that we will have sufficient funds to establish such plans. We have not determined the exact amount of funds we will need to implement benefit plans but we do know that we will need to significantly increase our revenue stream to justify such plans. Our inability to establish incentive plans designed to attract qualified staff could harm our ability to expand our operations. If we are not able to expand our operations, our ability to earn additional revenue will be harmed.

WE HAVE INCURRED A NET LOSS SINCE INCEPTION AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE AND IF SUCH LOSSES CONTINUE, WE MAY NOT BE ABLE TO PAY OUR EXPENSES WHICH MAY RESULT IN FORCED LIQUIDATION AND INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.


Since our inception on October 11, 2000, to December 31, 2002, we sustained a net loss of $16,246. As we strive to expand our operations, we expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. Although we do not know the exact amount, we estimate that we will need approximately $30,000 in order to realize our 12 month expansion plans. We do believe that our general operating expenses will increase approximately fifty to seventy percent over the next year depending on available cash and depending on the speed at which we expand our operations. If we are not able to raise such funds, we will not be able to expand our operations. We will need to generate significant revenues to achieve and maintain profitability.


IF WE DO NOT RAISE AT LEAST $30,000 IN THIS OFFERING, WHICH WE ESTIMATE WILL BE THE AMOUNT NEEDED TO REALIZE OUR 12 MONTH EXPANSION PLANS, WE MAY NOT HAVE ADEQUATE RESOURCES TO SUCCESSFULLY COMPETE WITH OUR COMPETITION AS MANY OF OUR COMPETITORS HAVE GREATER EXPERIENCE, FINANCIAL AND TECHNICAL RESOURCES AND MARKETING CAPABILITIES. IF WE ARE NOT ABLE TO SUCCESSFULLY COMPETE, OUR ABILITY TO EARN REVENUES WILL BE HARMED AND WE MAY NEVER BE ABLE TO INCREASE OUR CURRENT REVENUE LEVEL.


The advertising and marketing industry is inundated with companies providing similar services. We do not have the established reputation of some of the larger firms and, as such, we will be forced to compete based on price and service. We believe that as we grow our business, if we are able to grow our business, we will experience increased expenses for: legal, accounting, employee salaries and benefits, insurance, supplies and marketing. We will compete with other companies for qualified personnel and clients. If we are unable to effectively compete, our ability to earn revenues will be harmed. If we are unable to increase our revenue stream, we will be unable to expand our operations and attract additional investors or business partners. As a result, the value of our company will be harmed and, as a result, the value of an investment in us will suffer. If we are unable to compete, investors in us may lose their entire investment or such an investment could be worth less.


We believe that we fill a unique niche in that we provide our services to small and medium development stage companies where most of our competitors provide similar services to large companies. Our competition includes both large and small public relations firms. Those firms include: Amies Communications; Integrity PR; Paine PR; Roxburgh Integrated Communications; Kanatsiz Communications, Inc.; Fleishman Hillard, International Communications; and Porter Novelli. The small, localized public relations and marketing firms primarily operate within their own geographic confines and not all of them directly compete with us in the area within which we currently operate. Many of our competitors have greater financial resources and can afford to spend more resources than we can to market their services. We may not be able to succeed in marketing and selling our various services if we do not raise at least $30,000 in this offering as we estimate that is the amount needed to realize our 12 month expansion plans. We cannot guaranty that our competitors will not succeed in marketing and selling our various services. If we are unable to compete due to lack of sufficient operating funds, investors will likely lose part or all of their investment.

IF OUR PRIMARY CLIENTS TERMINATE THEIR RELATIONSHIPS WITH US, OUR REVENUES WILL BE REDUCED UNLESS WE CAN OBTAIN NEW CLIENTS. IF WE ARE UNABLE TO ATTRACT ADDITIONAL CLIENTS, WE WILL NOT BE ABLE TO EARN REVENUES WHich will likely cause our investors to lose their entire investment in us.


Relationships we have with existing clients are currently our primary source of revenue. Specifically, we have three clients, Krinner USA, Inc., Pacific School of Music and the Arts, and Airport Graphics, Inc. Krinner USA, Inc. hired us to perform the following services: negotiate advertising contracts, design ads, review and revise ads and place the ads. We also designed their trade show booth, including the artwork and collateral material. As Krinner USA, Inc.'s product is somewhat seasonal, we believe the bulk of our services will occur in Spring and Fall of each year.

Although our services to Pacific School of Music & the Arts are somewhat limited at this time, we hope to take over their complete advertising needs, including their press release needs. Currently, we handle their PR needs only.

We provide website design services, as well as digital photography, print brokering and graphic design and event services to Airport Graphics.

We are currently attempting to develop relationships with two additional clients but have not secured any commitments from these entities.


There are no affiliations between Krinner USA, Inc., Pacific School of Music & the Arts, or Airport Graphics, Inc., and us. In the event that these relationships are disrupted, we will need to develop relationships with other clients in order to continue to generate revenue. Our existing clients have no obligation to utilize our services for their advertising and marketing needs.

We believe that our relationships with our existing clients are excellent. However, in the event that these clients terminate their relationships with us, we will not be able to generate revenues as projected unless and until we establish similar relationships with comparable clients. It is unlikely that we will be able to attract additional clients unless we can raise approximately $30,000 in this offering. We anticipate that we will require approximately $30,000 in order to realize our 12 month expansion plans. If we lose our existing clients and we are unable to replace those clients, our business may fail and investors in us may lose a portion or all of their investment as we will be unable to raise revenue.

WE DEPEND ON THE EFFORTS AND ABILITIES OF CERTAIN OF OUR SENIOR MANAGEMENT AND A LOSS OF SUCH MANAGEMENT COULD HINDER OUR ABILITY TO CONDUCT OPERATIONS AND GENERATE REVENUES.

The interruption of the services of key management could harm our operations, profits and future development, if suitable replacements are not promptly obtained. Specifically, Peg Warren, our president, chief executive officer and a director has valuable experience in marketing and public relations. Ms. Warren has been employed in marketing and public relations positions throughout her career, serving as a client liaison, a president, a sales director, and an account executive. We cannot guaranty that each of our executives will remain with us during or after the term of any proposed employment agreement, if we enter into such agreements. If Ms. Warren decides to pursue other business ventures and leaves the company, it will be difficult and expensive to find a replacement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

AS OUR OFFICERS AND DIRECTORS DO NOT DEVOTE THEIR FULL BUSINESS TIME TO OUR BUSINESS, WE MAY BE UNABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS MAY FAIL IF OUR OFFICERS AND DIRECTORS FAIL TO DEVOTE SUFFICIENT TIME TO OUR BUSINESS.


The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Specifically, Peg Warren, our president, chief executive officer and a member of our board of directors, devotes approximately 20-30 hours a week to our business. Robin Welles, our treasurer, chief financial officer, secretary and a member of our board of directors, works for the Walt Disney Company where she serves as a production coordinator. Ms. Welles currently devotes approximately 10-20 hours a week to our business. We cannot guaranty that any of our officers or directors will be able to devote sufficient amounts of their business time to enable us to implement our business plan. However, Ms. Warren and Ms. Welles have indicated that they will devote their full time efforts, specifically, 40 hours a week, to our business should we be successful in raising sufficient funds in this offering to expand our business operations which we estimate will be approximately $30,000. If any or all of our officers or directors do not devote a sufficient amount of their business time to the management of our business, then our business may fail and investors will lose part or all of their investment.


RISKS RELATED TO THIS OFFERING:

WE ARBITRARILY DETERMINED THE OFFERING PRICE OF THE SHARES OF COMMON STOCK. THEREFORE, INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT IF THE OFFERING PRICE IS HIGHER THAN THE CURRENT MARKET VALUE OF THE OFFERED SHARES.

The offering price of the shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any significant revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets we own. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

WE LACK A PUBLIC MARKET FOR SHARES OF OUR COMMON STOCK, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES WHICH, IN TURN, MAY FORCE INVESTORS TO RETAIN THEIR SHARES DURING PERIODS WHEN SELLING WOULD BE MORE PRUDENT.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies. Moreover, because there is no public market for our stock, investors may be forced to retain their stock during periods when it would be more prudent to sell. As a result, investors could miss an opportunity to profit from their share ownership in us unless a public market develops.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT; HOWEVER, THE EXACT DILUTION DEPENDS ON THE NUMBER OF SHARES SOLD IN THIS OFFERING.


The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Our existing shareholders have paid an average of $0.005 per share for their common stock, which is considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $0.05 per share and assuming all of the offered shares are sold, investors purchasing common stock in this offering will incur immediate dilution of $0.03 in pro forma net tangible book value per share of common stock as of December 31, 2002. If only 10%, or 200,000 shares, of the offered shares are sold, then investors purchasing common stock in this offering will incur immediate dilution of $0.043 in pro forma net tangible book value per share. If only 50%, or 1,000,000 shares, of the offered shares are sold, then investors purchasing common stock in this offering will incur immediate dilution of $0.036 in pro forma net tangible book value per share.

OUR EXISTING SHAREHOLDERS CONTROL OUR OPERATIONS AND MAY BE ABLE TO SIGNIFICANTLY INFLUENCE MATTERS REQUIRING SHAREHOLDER APPROVAL; THEREFORE, MINORITY SHAREHOLDERS MAY HAVE LITTLE TO NO SAY IN OUR BUSINESS DIRECTION.

Our officers and directors will beneficially own approximately 66.67% of our common stock following the completion of this offering if all of the shares are sold. Our officers and directors will own a larger percentage of our issued and outstanding stock if we sell less than all of the offered shares. Their percentage ownership will depend on how many shares we sell. No matter how many shares we ultimately sell, our officers and directors will be able to significantly influence all matters requiring shareholder approval, including the election and removal of directors, approval of significant corporate transactions and decisions of whether a change in control will occur. Therefore, investors must be prepared to trust the judgment of our officers and directors regarding such matters.

WE WILL NEED TO RAISE APPROXIMATELY $30,000 FROM THIS OFFERING TO EXPAND OUR BUSINESS PLAN. WE CANNOT GUARANTEE THAT WE WILL RAISE A MINIMUM OF $30,000 BECAUSE WE ARE OFFERING SHARES IN A DIRECT PUBLIC OFFERING, RATHER THEN USING THE EXPERIENCE OF A BROKER-DEALER. IF WE ARE NOT ABLE TO RAISE AT LEAST $30,000, WE WILL LIKELY NOT BE ABLE TO SUFFICIENTLY EXPAND OUR BUSINESS OPERATIONS AND, AS A RESULT, WE MAY NOT BE ABLE TO ESTABLISH OR MAINTAIN A REVENUE STREAM WHICH COULD CAUSE INVESTORS TO LOSE THEIR ENTIRE INVESTMENT IN US.

We are offering shares in a self-underwritten offering directly to the public. No individual, firm, or corporation has agreed to purchase any of the offered shares. We cannot guaranty that any or all of the shares will be sold. We anticipate that we will need to raise approximately $30,000 in order to realize our 12 month expansion plans. We do not plan to use a broker-dealer, even though a broker-dealer may have more experience, resources or contacts to more effectively sell shares. A delay in the sale of the shares in this offering could cause us a similar delay in expanding our business operations. If do not raise at least $30,000 from this offering, our plans to expand our business could be harmed. The result may be that investors in us lose their entire investment as we will be unable to generate additional revenue.

FORWARD LOOKING STATEMENTS
--------------------------

INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVES", "ESTIMATES", "COULD", "POSSIBLY", "PROBABLY", "ANTICIPATES", "ESTIMATES", "PROJECTS", "EXPECTS", "MAY", "WILL", OR "SHOULD" OR OTHER VARIATIONS OR SIMILAR WORDS. NO ASSURANCES CAN BE GIVEN THAT THE FUTURE RESULTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO THOSE FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS. AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON OUR RESULTS OF OPERATIONS ARE THE EFFECTS OF VARIOUS GOVERNMENTAL REGULATIONS, THE FLUCTUATION OF OUR DIRECT COSTS AND THE COSTS AND EFFECTIVENESS OF OUR OPERATING STRATEGY. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS to vary materially from the future results anticipated by those forward-looking statements.

USE OF PROCEEDS
---------------

We will receive up to $100,000 if all of the shares of common stock we are offering at $0.05 per share are purchased. Assuming all of the shares are purchased, we intend to use approximately 4% of the proceeds for rent and office expenses, approximately 9% of the proceeds for website development expenses, approximately 11% of the proceeds for an inventory of products that are ready to ship, and 6% of the proceeds for production equipment. We intend to use 24% of the proceeds for general expenses, including, marketing expenses, printing costs, and advertising. We intend to use the remaining 47 % of the proceeds for working capital, which includes general administrative, legal and accounting expenses. We cannot guaranty that we will sell any or all of the shares being offered by us. If we only sell a portion of the shares of our common stock that we are offering, we anticipate we will need to adjust our allocation of resources as estimated on the table below. However, this estimate may differ from actual results, depending on circumstances at the time.

======================= ============== ================= ============== ====================================
 OFFERED SHARES SOLD      OFFERING       APPROXIMATE       TOTAL NET              PRINCIPAL USES
                          PROCEEDS         OFFERING        OFFERING               OF NET PROCEEDS
                                           EXPENSES        PROCEEDS
----------------------- -------------- ----------------- -------------- ------------------------------------
  200,000 shares           $10,000         $16,160         ($6,160)     If we are only able to raise
      (10%)                                                             $10,000 in this offering, we will
                                                                        first attempt to pay offering
                                                                        expenses out of current cash
                                                                        resources and/or revenues.
                                                                        However, we may need to borrow
                                                                        funds in order to cover the
                                                                        offering expenses. We believe that
                                                                        our officers and directors will
                                                                        loan us the funds to cover such
                                                                        expenses. However, there is no
                                                                        guarantee that they will loan us
                                                                        the funds nor are they legally
                                                                        obligated to do so.
----------------------- -------------- ----------------- -------------- ------------------------------------
  500,000 shares           $25,000           $16,160         $8,840     Rent/Office Expenses:    $750
     (25%)                                                              Website Development:   $1,500
                                                                        Inventory of Products: $500
                                                                        Production Equipment:  $1,000
                                                                        Working Capital:       $5,090
----------------------- -------------- ----------------- -------------- ------------------------------------
1,000,000 shares            $50,000         $16,160          $33,840    Rent/Office Expenses:  $1,500
     (50%)                                                              Website Development:   $3,000
                                                                        Inventory of Products: $2,000
                                                                        Production Equipment:  $1,000
                                                                        Marketing/Printing:    $8,000
                                                                        Working Capital:       $18,340
----------------------- -------------- ----------------- -------------- -------------------------------------
1,500,000 shares           $75,000         $16,160          $58,840     Rent/Office Expenses:  $3,000
     (75%)                                                              Website Development:   $7,350
                                                                        Inventory of Products: $7,350
                                                                        Production Equipment:  $3,650
                                                                        Marketing/Printing:    $10,000
                                                                        Working Capital:       $27,490
----------------------- -------------- ----------------- -------------- ------------------------------------
2,000,000 shares       $100,000         $16,160          $83,840        Rent/Office Expenses:  $3,000
    (100%)                                                              Website Development:   $7,500
                                                                        Inventory of Products: $9,000
                                                                        Production Equipment:  $5,000
                                                                        Marketing/Printing:    $20,000
                                                                        Working Capital:       $39,340
======================= ============== ================= ============== ====================================

Website development includes hiring a website designer who would update and refine the website as the company grows. The website designer would be retained to develop and update the website as the company builds its line of services and ancillary products.

It is possible that we will receive only nominal proceeds from this offering. If we fail to raise approximately $30,000 which is the amount we estimate we will need to realize our 12 month expansion plans, our ability to expand our business will be harmed. The result would be our ability to earn revenues would also be harmed. Moreover, our ability to attract clients will be adversely affected if we are not able to raise at least $30,000. If we raise less than $30,000, we may need to attempt to make other funding arrangements, such as loans in order to expand our business operations. There is no guarantee that we will be able to raise more than nominal proceeds. There is also no guaranty that we will be able to arrange for alternative sources of financing, should we only raise nominal proceeds. We do believe that we can continue to operate our business even if we raise less than $30,000.

If the offering proceeds are insufficient to pay the offering expenses in full, then we intend to pay those expenses from our current cash reserves and any revenues we may earn. As of May 8, 2003, our cash reserves were approximately $2,931.18. We believe that if we do not receive sufficient funds to pay the offering expenses and if our cash reserves coupled with revenues are not sufficient to pay the offering expenses, our officers and directors will loan us the money to pay the balance of the expenses. Such a belief is based on the fact that our officers and directors own an aggregate of 4,000,000 of our issued and outstanding shares and we believe as long as they maintain such a significant ownership, they will be willing to loan us funds to pay operating expenses until we are able to generate sufficient funds. However, our officers and directors are not legally obligated to pay any of our expenses, including the offering expenses. If we are unable to pay our offering expenses from available cash and revenues and are unable to raise sufficient funds in this offering to pay such expenses and our officers and directors do not loan us the funds to pay the offering expenses, we may be forced to negotiate with our service providers to either take stock in us in lieu of cash or to give us additional time to pay the offering expenses. In the event we cannot negotiate such agreements, there is a possibility that we could be sued by our service providers.

DETERMINATION OF OFFERING PRICE
-------------------------------

FACTORS USED TO DETERMINE SHARE PRICE. The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION
--------

We intend to sell 2,000,000 shares of our common stock being registered by this registration statement. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The following table assumes all 2,000,000 shares of common stock will be sold.

================================ ========================================= ====================================== ==================
                                              SHARES ISSUED                         TOTAL CONSIDERATION                 PRICE
                                       NUMBER               PERCENT             AMOUNT             PERCENT             PER SHARE

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------

Founding Shareholders              4,000,000 Shares          66.67%             $20,000             16.67%             $0.005

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------

Purchasers of Shares               2,000,000 Shares          33.33%             $100,000            83.33%              $0.05

================================ ====================== ================== =================== ================== ==================

TOTAL                              6,000,000 Shares           100%              $120,000             100%
================================ ====================== ================== =================== ================== ==================


The following table assumes10% (200,000) of the offered shares will be sold.


================================ ========================================= ====================================== ==================
                                                  SHARES ISSUED                         TOTAL CONSIDERATION                PRICE
                                            NUMBER               PERCENT             AMOUNT             PERCENT          PER SHARE

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------

Founding Shareholders             4,000,000 Shares            95.24%             $20,000             66.67%             $0.005

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------

Purchasers of Shares               200,000 Shares              4.76%             $10,000             33.33%              $0.05

================================ ====================== ================== =================== ================== ==================

TOTAL                             4,200,000 Shares             100%              $30,000              100%
================================ ====================== ================== =================== ================== ==================

The following table assumes 50% (1,000,000) shares of common stock will be sold.


================================ ========================================= ====================================== ==================
                                                  SHARES ISSUED                         TOTAL CONSIDERATION                 PRICE
                                           NUMBER               PERCENT             AMOUNT             PERCENT            PER SHARE

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------

Founding Shareholders              4,000,000 Shares            80%              $20,000             28.57%             $0.005

-------------------------------- ---------------------- ------------------ ------------------- ------------------ ------------------
Purchasers of Shares               1,000,000 Shares            20%              $50,000             71.43%              $0.05

================================ ====================== ================== =================== ================== ==================

TOTAL                              5,000,000 Shares           100%              $70,000              100%
================================ ====================== ================== =================== ================== ==================

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that:

o    all of the shares of the common stock offered by us are sold;
o    50% of the shares of common stock offered by us are sold; and
o    10% of the shares of common stock offered by us are sold.


Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of December 31, 2002.

----------------------------------------------------------- ----------------------- ----------------------- -----------------------
                                                              All Offered Shares    50% of Offered Shares   10% of Offered Shares
                                                                   are Sold                are sold                are sold
----------------------------------------------------------- ----------------------- ----------------------- -----------------------
Offering Price                                                 $0.05 per share         $0.05 per share         $0.05 per share
----------------------------------------------------------- ----------------------- ----------------------- -----------------------
Net tangible book value at December 31, 2002                   $0.00 per share         $0.00 per share         $0.00 per share
----------------------------------------------------------- ----------------------- ----------------------- -----------------------
Net tangible book value after giving effect to the offering    $0.015 per share        $0.008 per share       ($0.0004) per share
----------------------------------------------------------- ----------------------- ----------------------- -----------------------
Per Share Dilution to New Investors                            $0.035 per share         $0.042 per share       $0.050 per share
----------------------------------------------------------- ----------------------- ----------------------- -----------------------
Percent Dilution to New Investors                                 70.6%                     84.7%                     100.8%
----------------------------------------------------------- ----------------------- ----------------------- -----------------------

SELLING SECURITY HOLDERS
------------------------

The shares we are registering for sale are not yet issued and outstanding. Therefore, there are no selling security holders in this offering.

PLAN OF DISTRIBUTION
--------------------

We are offering for sale 2,000,000 shares of our common stock in a self-underwritten offering directly to the public. We have not conducted any discussions or negotiations for the sale of all or any portion of those 2,000,000 shares of our common stock. This is a best efforts offering. There is no minimum number of shares that must be purchased by each prospective purchaser. The maximum number of shares we will sell is 2,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock. There are no minimum proceeds set for this offering. We will terminate this offering on February 28, 2004. We may extend the offering if we believe it is in the best interests of the company and our shareholders. On or before February 1, 2004, we will determine whether we should extend this offering. If we decide to extend this offering, we will extend it for an additional 12 months and terminate this offering on February 28, 2005.

We anticipate that Peg Warren, our president, chief executive officer and one of our directors, will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Although Ms. Warren is an associated person of the company as that term is defined in Rule 3a4-l under the Exchange Act, she is deemed not to be a broker for the following reasons:

o Ms. Warren is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of her participation in the sale of our securities.
o Ms. Warren will not be compensated for her participation in the sale of company securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities.
o Ms. Warren is not an associated person of a broker or dealer at the time of participation in the sale of company securities.
o Ms. Warren is not associated with a broker or dealer and does not have an arrangement with a broker or dealer to effect transactions in securities.
o Ms. Warren does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Section 3a4-1 of the Securities Exchange Act of 1934, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Ms. Warren will restrict her participation to the following activities:

o Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by the President of a potential purchaser;
o Responding to inquiries of potential purchasers in communications initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in this registration statement and any amendments filed hereto filed under the Securities Act or other offering document;
o Performing ministerial and clerical work involved in effecting any transaction.

We do not believe that our officers or directors will purchase any of the offered shares. We plan to offer and sell our securities in: New York, the District of Columbia, Colorado and North Carolina. As of May 8, 2003, we had prepared and delivered the necessary documents to each state within which we intend to register the offering.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the registration statement.

The shares of common stock we are offering have not been registered for sale under the securities laws of any state as of the date of this prospectus.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the beginning of such distribution.

LEGAL PROCEEDINGS
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
------------------------------------------------------------

Our directors and principal executive officers are as specified on the following table:

============ ===== ============================================================
Name          Age  Position
------------ ----- ------------------------------------------------------------
Peg Warren     48  president, chief executive officer and a director
------------ ----- ------------------------------------------------------------
Robin Welles   29  treasurer, chief financial officer, secretary and a director
============ ===== ============================================================


Peg Warren. Ms. Warren is responsible for our day to day operations and has been our president, chief executive officer and one of our directors since April 13, 2002. From September 1992 to May 1993, Ms. Warren served as an Account Executive at Larry Huffman Enterprises, Inc., an advertising agency which provides services primarily to the automotive industry. While at Larry Huffman Enterprises, Inc., Ms. Warren coordinated all advertising efforts for major accounts, and negotiated electronic media buys with local radio and TV stations. From 1993 to November 1995, Ms. Warren was the Marketing Director at Traveland USA, a recreational vehicle mall, service complex and retail supply center which consists of approximately 20 recreational dealers representing most of the large recreational vehicle manufacturers in the United States. While with Traveland USA, she conceived and executed several successful target marketing programs, directed four national industry trade shows, and headed a marketing program. From November 1995 to 2000, Ms. Warren served as the President of Warren Business Ventures, a business development and marketing firm which services developmental stage and mid-sized companies. At Warren Business Ventures, Ms. Warren developed marketing strategies, assessed, evaluated and advised re-structuring of organizational procedures in preparation for mergers, acquisitions and strategic sales. From April 1999 to May 2002, Ms. Warren worked for 1st Team Cable Marketing, a cable agency offering complete marketing and advertising services to major cable television, high-speed internet, and telephone providers both regionally and nationally. As director of production/client services, Ms Warren provided all print, direct mail and electronic coordination of cable advertising campaigns, both nationally and regionally. While working there, Ms. Warren managed all print, TV and radio production issues; she re-structured the customer service program, and developed, implemented and managed operational systems to enhance the efficiency and productivity of the entire company. In May 2002, Ms. Warren left 1st Team Cable Marketing to join our company and advance our business. She still does provide limited consulting services to 1st Team Cable Marketing. Ms. Warren has not been an officer or director of any reporting company.


Robin Welles. Ms. Welles has been our treasurer, chief financial officer, secretary and a member of our board of directors since April 13, 2002. Since 1997, Ms. Welles has been employed by Walt Disney Entertainment. She has been promoted from a Department Assistant, to a Senior Secretary, to a Production Coordinator. Her duties have included the redesign and implementation of a tracking process for direct and indirect budgets, aiding in the creation of cast member incentive programs, and managing and assisting development of all grand opening events for Tokyo DisneySea. Ms. Welles earned her Bachelor of Science degree in Business Administration at California State University, Sacramento. Ms. Welles is not an officer or director of any reporting company.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 8, 2003, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

TITLE OF CLASS  NAME AND ADDRESS OF       AMOUNT AND NATURE OF  PERCENT OF CLASS   PERCENT OF      PERCENT OF        PERCENT OF
                BENEFICIAL OWNER          BENEFICIAL OWNER      IF NO SHARES ARE   CLASS IF 10%    CLASS IF 50% OF   CLASS IF 100%
                                                                SOLD               OF SHARES ARE   SHARES ARE SOLD   OF SHARES ARE
                                                                                   SOLD                              SOLD
--------------- ------------------------- --------------------- ------------------ --------------- ----------------- -------------

Common Stock    Peg Warren                2,000,000 shares
                24242 Tahoe Court         president, chief             50%             47.62%            40%              33.34%
                Laguna Niguel, CA         executive officer
                92677                     director

Common Stock    Robin Welles              2,000,000 shares
                622 E. California Blvd.   treasurer, chief             50%             47.62%            40%              33.34%
                Pasadena, CA 91106        financial officer
                                          secretary, director

Common Stock    All directors and named
                executive officers as a   4,000,000 shares            100%             95.24%            80%              66.68%
                group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

DESCRIPTION OF SECURITIES
-------------------------

Common Stock. We are authorized to issue 25,000,000 shares of $.001 par value common stock. As of May 8, 2003, 4,000,000 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for that purpose. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Penny Stock Rules. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction. If the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and provide monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may reduce the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Sixth of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

o Acts or omissions which involve intentional misconduct, fraud or knowing violation of the law; or
o The payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Accordingly, our directors may not be liable to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

ORGANIZATION WITHIN LAST FIVE YEARS
-----------------------------------

TRANSACTIONS WITH PROMOTERS. There have been no transactions with promoters which would necessitate the disclosure of information required by Item 404(d) of Regulation S-B.

DESCRIPTION OF BUSINESS

OUR BACKGROUND. We were incorporated on October 11, 2000 as Black Lake, Inc., pursuant to the laws of the state of Nevada. On December 6, 2000, our articles of incorporation were amended to change our name to Black Lake, Inc. Our former principals were Eddie Wenrick and Wayne Thompson. We have been informed by the former principals that Black Lake, Inc., did not conduct any business activities prior to Peg Warren and Robin Welles being appointed to our Board of Directors. On April 13, 2002, our Board of Directors appointed Peg Warren to the office of president and Robin Wells to the office of secretary and treasurer. On April 14, 2002, the resignation of Edward Wenrick, our former president, secretary, treasurer and director, was accepted. On April 14, 2002, we accepted the resignation of Wayne Thompson, our director.


Our Business. We currently offer public relations and marketing programs and ancillary products that are designed to meet our clients' expectations and assist our clients in achieving profitability. Our primary business is to provide public relations and marketing services. Public relations services help an organization and its clients adapt to each other through an evaluation of the markets within which the organization will be operating. After such an evaluation, we can then assist our clients in improving and updating their image in the eyes of their customers through media, press releases and events. Marketing is slightly different in that it focuses on competitively positioning actual products and services into the marketplace through advertising, branding and public relations. Our marketing and public relations services operate together. However, as part of those services, we provide ancillary products such as marketing brochures, product cards, sample product press releases, business card and letterhead design. We plan to strive to continuously respond to change while embracing new technology to thrive in a competitive environment. It is our opinion that in order to succeed, we will need to keep abreast of the changes in our industry and constantly update our public relations and marketing services. Specifically, we will need to keep informed about latest innovations and techniques in the public relations and marketing arenas. We hope to be able to continue to take advantage of computer programs and related technologies to keep our overhead low.

Our public relations and marketing services are designed to provide small businesses with the tools to compete with large corporations in the global market. We believe that our management has the expertise to build a strong corporate identity for our clients, from the creation of company logos through development of image ads and collateral materials such as signs, brochures and business cards. Because we cater to smaller businesses, we are able to provide in-depth, customized services. Because we are a new, development stage business, we understand the commitment small businesses have to their own success and consequently we try to target key areas that are common problem areas for most small businesses related to business development.

The following is a list of our services:

o Brochure Design--We design informative and interesting brochures for our clients which highlight the products and services provided by our clients. We design marketing brochures tailored to each individual clients.

o Logo Design--We assist our clients in designing attractive and eye-catching logo's for their products and/or services.

o Corporate Mailers--Our corporate mailers are printed materials that are designed to be distributed at events such as trade shows or conventions. They typically focus on the corporate structure and history of the featured corporation. We believe they help in sales efforts.

o Trade Show Services--We assist our clients in designing and constructing trade show displays and print materials, brochures, trade show booth design, booth graphics and press kits (described below). A trade show booth is a unit which is designed for a trade show or convention. Representatives of our client stand or sit in the booth and market their product at sales events.

o Magazine Advertisements--We assist our clients in designing advertisements which can be used for magazines, newspapers and other print media. We provide advice on advertisement layout, subject matter and content.

o Business Cards--We assist our clients in designing attractive, innovative business cards which are tailored to our client's needs.

o Press Releases--We assist our clients in designing and writing written releases announcing new products or improved products or services. We believe that well written press releases can increase market interest and acceptance of our client's products and/or services.

o Printing--We provide printing services. Specifically, we have the ability to print the written brochures, press releases and other print materials.

Our current clients are Krinner USA, Inc., Pacific School of Music and the Arts and Airport Graphics, Inc. We have provided all the above-referenced services to Krinner USA, Inc., in one form or another. Krinner USA, Inc. contracted us to help refine their corporate image and design and print their marketing materials. Krinner USA, Inc., markets and sells a Christmas tree stand. Pacific School of Music and the Arts provides music, art and drama training to all ages. We have provided Pacific School of Music and the Arts with printed advertisements and consulting on public relations. Finally, Airport Graphics, Inc., contracted with us to provide marketing services, including consulting on expanding their services.

OUR CORPORATE BRANDING SERVICES. We provide small companies with customized, professional, corporate identity and branding. From logo design to press releases, we strive to keep our clients' corporate presence consistent and competitive, prompting consumers to identify with and respond to our clients' products or services, thereby increasing market awareness of the particular product or service. Through the process of developing a strong corporate identity, we work closely with our clients, familiarizing ourselves with each company and incorporating our clients' particular goals into each company's corporate identity. We believe a strong corporate identity is essential for the following reasons:

o Assists consumers to identify, select, and become familiar with our clients' products and/or services.
o Shows consumers and competitors that our client has a strong, consistent image.
o    Offers a benchmark against which competitors can be measured and evaluated.

We believe that each business is unique, and therefore, each individual client requires an identity tailored to its particular needs to achieve the desired results. We believe that a structured, carefully planned corporate identity package can provide a business with a valuable asset. The corporate identity package can also be used to market the company to clients and potential business partners. We begin most corporate identity packages with a conservative, time-tested structure, and then customize the final product to suit the individual client's business and goals. We strive to make each corporate identity package a realistic reflection of the expectations and individuality of the particular client.

We also provide general public relations services. We strive to evaluate our clients' strengths in order to accentuate those strengths and create heightened consumer interest. We believe that small businesses have the ability to create special relationships with their customers as long as they identify and strengthen their corporate identity. We believe that our corporate identity packages allow our clients to meet their business goals while creating those special relationships. We believe that we have a comprehensive understanding of consumer-to-business relationships and the ability to explore and expand that relationship through our services. As small businesses are challenged to remain competitive in a marketplace characterized by large, well-capitalized competitors, we believe services such as ours will become increasingly important. We believe that through our focused guidance, a smaller company can compete successfully with its larger competitors.

OUR TARGET MARKETS AND MARKETING STRATEGY. We primarily market our services to small businesses which we believe can benefit from our knowledge of the day-to-day requirements of operating a business. Typically, our clients will have one to 10 employees and have modest revenues. However, we target businesses that wish to increase the size and breadth of their business. With a well-constructed identity, we believe that our clients will be more effective in maximizing their efforts and staying ahead of their competitors. We believe that many small companies lack the necessary identity to distinguish themselves from their competitors. We also believe that in today's market, a strong identity builds a loyal consumer base. It is our belief that many times, the only way for a small company to compete with its larger competitors is to build a unique and recognizable corporate identity and only through building a strong corporate identity can small companies build a loyal customer base. We hope that through a loyal consumer base, our clients can generate interest in their products and/or services through "word of mouth" advertising. That is, we believe that if our clients are happy, they will spread the word and recommend our services to other similar small businesses. We believe that no matter what final form advertising takes, a company's strategic foundation supports its corporate and marketing goals.

We also plan to promote our services and attract clients through our proposed website. Our website is currently in the beginning stage of development. In addition to the advertising we do on our proposed website, our other marketing initiatives will include:

o utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;
o    links to industry focused websites;
o advertising by television, radio, banners, affiliated marketing and direct mail; and
o    presence at industry tradeshows

We do not plan to institute our marketing initiatives (other than the continuing development of our proposed website) until and unless funds permit. We hope to raise sufficient funds to finance all of our marketing plans. However, we will institute such plans only as our funds permit.

GROWTH STRATEGY. Our objective is to expand our operations by adding staff while increasing our market presence in the Orange County area of Southern California, and into nearby regions. We anticipate achieving growth by hiring additional staff, installing computers and launching a professionally designed website to attract new clients. Our website will not be an inactive website but will feature examples of the types of services and ancillary advertising products which we provide. For example, the website will feature: example press releases, creative marketing brochures, event/trade show planning techniques. The website will primarily be used to showcase our materials and contact information and advertise our services. We hope that through providing online examples of our services and ancillary products, we can attract clients.

We plan to hire individuals with the following strengths:

o Marketing Representative: This position requires an individual experienced in marketing to small businesses, writing proposals, and developing and implementing ongoing marketing ideas. This position will be a liaison between us and those institutions which traditionally assist small businesses, such as: banks, legal offices and government agencies.
o Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.
o Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to establish our proposed website. We believe that our proposed website will be an important tool to expand our area of operations and client base.

We plan to expand our services to other cities in Southern California. We believe it is critical to have a physical presence in the major Southern California cities so that we can provide quality service to clients in those locations while developing a local following. We hope that if we can develop a reputation for superior services locally, that will lead to word-of-mouth advertising which will hopefully increase our revenue stream. We believe that word-of-mouth advertising is an effective advertising strategy. We have not yet decided the exact areas into which we plan to expand. However, we anticipate that we will attempt to expand into Los Angeles County and other areas of Orange County.

We anticipate that in order to implement our business expansion plans over the next 12 months, we will need to raise funds in the following amounts for the following items:

o        Purchase additional computers: $3,000
o        Acquire additional office space for one year: $12,000
o        Website development for one year: $5,000
o        Working capital for one year: $10,000

We will need to raise such funds in order to fully implement our 12 month expansion plans. We have not set a minimum amount required to be raised because we believe we can continue our business even if we raise only nominal funds in this offering. We are currently earning minimal revenues and operating as an ongoing business; however, we intend to expand our operations if we can raise at least $30,000. The estimated amounts specified directly above represent what we believe we will require to meet our 12 month expansion plans. We believe we can continue as a going concern even if we are not able to raise a minimum of $30,000.


We anticipate that the funds from this offering, even if we do not sell all of the offered shares, will provide us sufficient capital for the next twelve months. Our rate of expansion will depend on the number of offered shares we sell. If we are not able to raise at least $30,000 in this offering, we may raise additional funds either through additional offerings of our shares or through other financing arrangements, such as borrowings in order to speed our expansion plans. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this offering, if any. We do believe we can continue as a going concern even if we are not able to raise $30,000 in this offering as we are currently earning revenues and are building our client base. Specifically, we have been operating in our current business for approximately one year and have grown our client base allowing us to pay our expenses. We feel we can continue to build our client base even without raising the $30,000 and continue to pay our expenses. If we are unable to raise $30,000 in this offering, we will not be able to expand our business as quickly as we would like, but we do believe we can stay in business. We are earning a small amount of revenue and believe we can continue to earn that level of revenue, if not more. We also have confidence that our management will work to ensure that we continue as a going concern through cost cutting measures or otherwise. We also do not believe that our losses since inception will continue at their current rate as certain start-up costs are not recurring.


None of our officers or directors or, as far as we know, any of their affiliates or associates have had any preliminary contact or discussions with any other business or company regarding the possibility of an acquisition or merger transaction. We do not have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger transaction.

OUR PROPOSED WEBSITE. We anticipate that our website will be developed by a local web design firm. We intend to design a user-friendly website which provides prospective clients with a complete listing of our available services and pages dedicated to relevant topics of interest to small businesses. We anticipate that we will use a portion of the proceeds from this offering to develop our website. However, as of the date of this prospectus, our website has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin development of our website. Assuming our proposed website becomes operational, we expect to next focus on expanding the scope of our Internet presence. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

OUR INTELLECTUAL PROPERTY. We do not presently own any domain names, copyrights, patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

o        these agreements will not be breached;
o        we would have adequate remedies for any breach; or
o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

COMPETITION. The market for comprehensive advertising, marketing and public relations services is highly fragmented and intensely competitive. In order to compete effectively in the advertising and marketing services industry, a company must provide a wide range of quality services and products at a reasonable cost. The changing business environment has also produced an evolving range of strategic and operating options for small businesses entrepreneurs, many of whom are unfamiliar with the requirements of day-to-day business operations. In response, business-consulting firms are formulating and implementing new strategies and tactics, including developing ancillary products and services as well as engaging in target marketing programs. In providing our services, we compete with national and international advertising and marketing firms such as Fleishman Hillard International Communications and Porter Novelli, as well as local agencies in the Orange County market, such as Amies Communications, Paine PR, and Roxburgh Integrated Communications.

We believe that many of our competitors operate traditional "brick and mortar" operations. A traditional "brick and mortar" business is a business which uses traditional avenues of marketing and public relations such as newspaper and magazine advertising, a large sales force, mailings, etc. We believe that many of our competitors have a high overhead. This leads to a higher cost of doing business and higher prices paid by clients. We strive to meet and beat our competition by keeping our overhead low and, as a result, passing on the savings to our clients. We endeavor to provide quality comprehensive services while keeping costs down. We feel we can keep costs down by using the Internet to advertise and showcase our services and by employing state-of-the-art computer systems and software. At least initially, we plan to complete development of our proposed website which will be our initial advertising tool. However, if we are able to raise more than $30,000 in this offering, we plan on using at least a portion of the funds for additional marketing initiatives discussed more particularly in the section entitled "Growth Strategy" above. We will not implement additional marketing plans until and unless funds permit. We believe that we can keep our costs low by using state-of-the-art computer systems because the more we can accomplish with computers and marketing related software and hardware, the less we will have to rely on expensive third party providers and staff. Tasks that would, in the past, require paying a third party to accomplish can now be accomplished relatively inexpensively on the computer. For example, we can reduce printing costs and design costs by using computer programs designed for such tasks. We are a small development stage enterprise. Our competitive position in our industry is low. We hope to improve that position by offering affordable, quality advertising, marketing and public relations services. There is no guarantee that we will be able to improve our competitive position.

Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added or additional services not provided by us. Many also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for advertising and public relations services. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we will encounter significant competition in our efforts to achieve our internal and external growth objectives.

While we compete with traditional "brick and mortar" providers of advertising and marketing services, once we design and establish our website, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing websites which will be competitive with the services developed and offered by us. We cannot guaranty that other websites or services which are functionally equivalent or similar to our proposed website and our current services have not been developed or are not in development. Many of these competitors have greater financial and other resources and more marketing and sales experience than we have.

GOVERNMENT REGULATION. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our marketing and public relations services are not subject to licensing or other regulatory requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations.

OUR RESEARCH AND DEVELOPMENT. We are not currently conducting any research and development activities, other than the development of our proposed website. We do not anticipate conducting any research or development activities in the near future.


EMPLOYEES. As of May 8, 2003, we had no employees other than our officers. We are not a party to any collective bargaining agreements. We have not entered into any employment agreements with any of our executives. We anticipate that we will enter into employment agreements with our key personnel when, and if, our revenue production justifies such agreements. We have not negotiated the specific terms or conditions of such agreements. We do not currently anticipate that we will hire any employees in the next six months, unless we generate significant revenues. From time-to-time, we anticipate that we will also use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel.


FACILITIES. Our executive, administrative and operating offices are located at 3187-G Airway Avenue, Costa Mesa, California 92626. We believe that our current facilities are adequate for our current needs and that additional suitable space will be available on acceptable terms as required. We currently pay $250 per month. We have agreed to lease the space for at least one year at that rate. We share a conference room with other tenants. We do not own any real estate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
--------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2002 (UNAUDITED).
------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES. At December 31, 2002, we had cash and cash equivalents of $4,275 compared to no cash resources as at December 31, 2001. The cash influx from December 31, 2001 to December 31, 2002 was primarily due to the purchase of stock by our officers and directors as well as revenues earned during year ended December 31, 2002. Our officers and directors provided us with our initial capitalization of $20,000 through the purchase of our common stock. Those proceeds were used for initial working capital such as office supply and setup expenses. We believe that through this offering, we can increase our cash reserves.

We did not have any accounts receivable as at December 31, 2001, compared to accounts receivable of $6,196 at December 31, 2002. At December 31, 2002, we had total assets of $10,471 compared to no assets at December 31, 2001. We expect that our assets will increase as we increase our business capacity. However, we will not be able to increase our business capacity unless we raise at least $30,000 in this offering. If we raise less than $30,000, we will use the funds to pay our general operating expenses. At December 31, 2002 we had total liabilities of $5,967 compared to no liabilities at December 31, 2001. Our only liability at December 31, 2002, was for accounts payable.


RESULTS OF OPERATIONS.

REVENUES. From our inception on October 11, 2000 to December 31, 2001, we had not earned any revenues. During the year ended December 31, 2003, we earned $56,502 in revenues from marketing and advertising services we provided. As discussed in more detail below, we intend to increase our business activities over the next 12 months. We will need to raise approximately $30,000 in order to realize our expansion plans over the next 12 months. If we are not able to raise at least $30,000 to expand our operations, our ability to increase our revenues will be harmed. Our cost of revenues during that period was $44,978. We believe that as we expand our operations, our profit margin will increase. Currently, our cost of revenues is high and profit margin is low because of our initial start up costs added to the cost of revenues. We believe that as we do a higher volume of business, our costs compared to revenue will come down.


OPERATING EXPENSES. For the period from October 11, 2000, our date of formation, to December 31, 2001, we had no expenses. For the year ended December 31, 2003, we had cost of revenues of $44,978 and general and administrative expenses, accounting expenses and legal fees totaling $27,770. Our general and administrative expenses for the year ended December 31, 2003, consisted primarily of legal fees and accounting fees. If we are able to raise at least $30,000 to expand our operations, our expenses will increase because we will use funds for marketing our services and for the purchase of additional office and production equipment. We realize that in order to increase our revenues, we will need to increase our expenditures. For example, in order to increase our revenues we may engage in a comprehensive advertising campaign, or purchase additional equipment which will enable us to broaden our service offering. For the year ended December 31, 2003, we suffered a net loss of $16,246. We expect to suffer losses for the foreseeable future as we will be using our available cash to pay our operating expenses and, if available, to expand our operations.


We are not aware of any known trends, events or uncertainties that will have or reasonably may have a material impact on our short-term or long-term liquidity except for the following:

o A general economic slowdown could adversely affect our business as consumption of both services and products generally slows down during economic downturns.
o If we are not able to raise at least $30,000 to realize our 12 month expansion plans, our ability to increase our revenues will be harmed.

We do not have any material commitments for capital expenditures. We also do not believe that our revenues will be affected by seasonal influences.

OUR PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS. To further implement our business plan and expand our operations during the next twelve months, we will need to raise funds in this offering, so that we can expand our services to other areas of Southern California. We anticipate that we will use the funds raised in this offering and revenues generated to fund the development of our website, for marketing activities and for working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues.

We had cash of approximately $2,931.18 at May 8, 2003. We have operated at a loss. In the opinion of management, available funds, even if no additional revenue is earned, will satisfy our working capital requirements through December 2002. Our level of business activity primarily involves meeting with prospective clients and educating them about our service offerings. Our business activities are conducted at minimal cost to us. We believe that these activities and our cash on hand will sufficiently cover our operating expenses for the next twelve months. Specifically, our revenues for the year ended December 31, 2002 were $56,502 and our cost of revenues was $44,978 for a gross margin of $11,524. Therefore our average monthly revenue for 2002 was approximately $4,700. Our operating expenses for the year ended December 31, 2002 were $27,770 which primarily consisted of legal and accounting expenses. Therefore, our average monthly expenses for the year ended December 31, 2002 were approximately $2,300 a month. We believe that we can reduce our legal expenses especially given that the bulk of legal expenses paid in 2002 were for the preparation of our Form SB-2. We also believe we can reduce our cost of revenues as our expenses in 2002 included what we believe are nonrecurring start-up costs. Given our historical average monthly revenues of $4,700, our average monthly expenses of $2,300, our cash reserves and our belief that we can reduce our expenses and increase our customer base, we believe we can pay our operating expenses over the next 12 months even if we raise only minimal funds. However, there is no guarantee that we will be able to pay our expenses. There is also no guarantee that we have not underestimated our expenses and/or overestimated our anticipated revenues. If either of these proves to be true, we may not be able to pay our operating expenses, in which case we may be forced to curtail or cease operations. As a result, an investor in us could lose all of his or her investment.

Our day-to-day business activities consist largely of following-up with existing clients and activities designed to generate additional revenues, including designing ways to attract new clients and increasing our service and product offerings.


However, we plan on earning additional revenue during that period of time which will allow us additional working capital. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. Depending on the amount of funds we raise in this offering, we may need to raise additional capital to expand our operations, although we have not identified any sources of such additional capital. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If we need additional funds and such additional funds are not available, then we may not be able to fully expand our operations.

If we raise only minimal funds in this offering, we plan to maintain our low overhead and expand our operations only if funds are available in the future. We will continue to design our website but may not be able to fully implement our website plans. Our office space will not be expanded. We are currently earning revenues, albeit at a slow rate. We believe that even if minimal funds are raised in this offering, we can maintain our current revenue level. We will continue to service our current clients with the hope that they will recommend our services to their business acquaintances.

If we are able to raise the maximum sought by this offering, we will expand our services more rapidly. We will also seek to expand our service and product offerings. We will aggressively implement our website and provide interactive capabilities, with client-password access and database management capability. We also plan to expand our marketing efforts beyond the current "word-of-mouth" advertising on which we rely. We will hire support staff and we will increase our office facilities as we increase our client base and support staff.

Even if we raise only minimal funds in this offering, we believe that we can meet our operating expenses as we are generating more revenues and have increased our client base. If we are only able to raise minimal funds, we will not expand our operations but will continue to market our services and operate at current levels.

We are not currently conducting any research and development activities, other than the development of our proposed website. We do not anticipate conducting such activities in the near future. We do not anticipate purchases of plant or equipment other than general office supplies and general office equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Specifically, if we are able to raise sufficient capital to expand our services and service area, which we anticipate we will require approximately $30,000, and our revenue levels justify such action, we plan on hiring additional office staff.

DESCRIPTION OF PROPERTY
-----------------------

PROPERTY HELD BY US. As of the date specified in the following table, we held the following property:


        ================================== =========================
                    Property                  December 31, 2002
        ---------------------------------- -------------------------
        Cash                                        $4,275
        ================================== =========================


OUR FACILITIES. Our executive, administrative and operating offices are located at 3187-G Airway Avenue, Costa Mesa, California 92626. We currently pay $250 per month. We have agreed to lease the space for at least one year at that rate. We share a conference room with other tenants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------

During the nine months ended December 31, 2002, one of our officers was paid $6,300 for executive services and reimbursement of expenses.


During the twelve-months ended December 31, 2002 and the period from October 11, 2000 (our inception date) through December 31, 2002, we recorded rent fees of $750. The fees were paid by our president. Our president has waived reimbursement of the rent fees and we have considered such fees to be additional paid in capital.


With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

o    disclose such transactions in prospectuses where required;
o disclose in any and all filings with the Securities and Exchange Commission, where required;
o    obtain disinterested directors consent; and
o    obtain shareholder consent where required.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
--------------------------------------------------------

REPORTS TO SECURITY HOLDERS. Our securities are not listed for trading on any exchange or quotation service; therefore, we are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When and if we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.


As of May 8, 2003, there were two record holders of our common stock.


There are no outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

PENNY STOCK REGULATION. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
o    a toll-free telephone number for inquiries on disciplinary actions;
o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

o    the bid and offer quotations for the penny stock;
o the compensation of the broker-dealer and its salesperson in the transaction;
o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

EXECUTIVE COMPENSATION
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

SUMMARY COMPENSATION TABLE. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our president and our other executive officers during the years ending December 31, 2002. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

============================================ ======= ============= ============= ===================== =========================
Name and Principal Position                   Year      Annual      Bonus ($)        Other Annual       All Other Compensation
                                                      Salary ($)                   Compensation ($)
-------------------------------------------- ------- ------------- ------------- --------------------- -------------------------
Peg Warren - president, chief executive       2002       $5,000         None              None                    None
officer
-------------------------------------------- ------- ------------- ------------- --------------------- -------------------------
Robin Welles - treasurer, chief financial     2002        None          None              None                    None
officer, secretary
============================================ ======= ============= ============= ===================== =========================

COMPENSATION OF DIRECTORS. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

COMPENSATION OF OFFICERS. During the year ended December 31, 2002, and the period October 11, 2000 (inception) through December 31, 2002, one of our officers was paid $3,850 for executive services.

EMPLOYMENT CONTRACTS. We anticipate that we will enter into employment agreements with our key personnel when revenues justify such contracts. However, we have not negotiated the specific terms and conditions of such agreements. Moreover, we do not anticipate entering into such agreements until and unless we realize sufficient revenues to justify such action. Specifically, we will need to increase our revenue level by at least 200% in order to justify entering into long term employment contracts. There is no guarantee that we will ever realize sufficient revenues to justify entering into employment agreements with any of our current or future key personnel.

FINANCIAL STATEMENTS
--------------------



                               BLACK LAKE, INC.
                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

                                BLACK LAKE, INC.
                                ----------------
                          (A Development Stage Company)
                          -----------------------------

                                      INDEX
                                      -----



                                                                           PAGE
                                                                           ----
Independent Auditors' Report .................................................1

Financial Statements

Balance Sheets as of December 31, 2002 and December 31, 2001..................2

Statements of Operations for the for the years ended December 31, 2002 and 2001, the periods October 11, 2000 (inception) through December
31, 2000, and October 11, 2000 (inception) through December 31, 2002..........3

Statements of Changes in Stockholders' Equity for the period October
11, 2000 (inception) through December 31, 2002................................4

Statements of Cash Flows for the years ended December 31, 2002 and
2001, the periods October 11, 2000 (inception) through December
31, 2000, and October 11, 2000 (inception) through December 31, 2002..........5

Notes to Financial Statements............................................6 - 10

                          Independent Auditors' Report
                          ----------------------------
                                                                 March 28, 2003

To the Board of Directors and Stockholders of Black Lake, Inc.

         We have audited the accompanying balance sheets of Black Lake, Inc. (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, and the periods October 11, 2000 (inception) through December 31, 2000 and October 11, 2000 (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Lake, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, and the periods October 11, 2000 (inception) through December 31, 2000 and October 11, 2000 (inception) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception and has had an accumulated deficit of $16,246 as of December 31, 2002. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                         A Professional Accountancy Corporation
                                         Newport Beach, California

                                BLACK LAKE, INC.
                                ----------------
                          (A Development Stage Company)
                          -----------------------------
                                 BALANCE SHEETS
                                 --------------

                                     ASSETS
                                     ------
                                                                          December 31,
                                                             --------------------------------------
                                                                   2002                   2001
                                                             ----------------      ----------------

ASSETS
   Cash and cash equivalents                                 $          4,275      $            ---
   Accounts receivable                                                  6,196                   ---
                                                             ----------------      ----------------

     Total assets                                            $         10,471      $            ---
                                                             ================      ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
   Accounts payable                                          $          5,967      $            ---
                                                             ----------------      ----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $0.001 par value;
     25,000,000 shares authorized,
     4,000,000 and 0 shares issued and  outstanding
     at December 31, 2002
       and 2001, respectively                                           4,000                   ---
   Additional paid-in capital                                          16,750                   ---
   Deficit accumulated during development stage                       (16,246)                  ---
                                                             ----------------      ----------------

       Total stockholders' equity                                       4,504                   ---
                                                             ----------------      ----------------

         Total liabilities and stockholders' equity          $         10,471      $            ---
                                                             ================      ================




            See the accompanying notes to these financial statements

                                BLACK LAKE, INC.
                                ----------------
                          (A Development Stage Company)
                          -----------------------------

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                                     Years Ended December 31,           October 11, 2000    October 11, 2000
                                             --------------------------------------       (inception)         (inception)
                                                                                            Through             Through
                                                    2002                  2001         December 31, 2000   December 31, 2002
                                             -----------------     ----------------    -----------------   -----------------

  NET REVENUES                               $          56,502    $             ---    $             ---     $         56,502

  COST OF REVENUES                                      44,978                  ---                  ---               44,978
                                             -----------------    -----------------    -----------------    -----------------

  GROSS MARGIN                                          11,524                  ---                  ---               11,524
                                             -----------------    -----------------    -----------------   ------------------

  OPERATING EXPENSES
     Accounting                                          8,950                  ---                  ---                8,950
     Legal                                              14,914                  ---                  ---               14,914
     General and administrative expenses                 3,906                  ---                  ---                3,906
                                             -----------------    -----------------    -----------------    -----------------

       Total operating expenses                         27,770                  ---                  ---               27,770
                                             -----------------    -----------------    -----------------    -----------------

  LOSS FROM OPERATIONS BEFORE PROVISION
  FOR INCOME TAXES                                     (16,246)                 ---                  ---              (16,246)

  PROVISION FOR INCOME TAXES                               ---                  ---                  ---                  ---
                                             -----------------    -----------------    -----------------    -----------------

  NET LOSS                                   $         (16,246)   $             ---    $             ---    $         (16,246)
                                             =================    =================    =================    =================


  BASIC LOSS PER SHARE                       $               (.01)$             N/A    $             N/A    $              (.02)
                                             ======================================    =================    ====================

  DILUTIVE LOSS PER SHARE                    $               (.01)$             N/A    $             N/A    $              (.02)
                                             ======================================    =================    ====================

  BASIC AND DILUTED WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING                              2,049,451                  ---                 ---              919,852
                                             =================    =================    ================     ================

                          BLACK LAKE, INC.
                          ----------------
                    (A Development Stage Company)
                    -----------------------------

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  --------------------------------------------
          PERIOD OCTOBER 11, 2000 (INCEPTION) THROUGH DECEMBER 31, 2002
          -------------------------------------------------------------

                                                                                          Deficit
                                                                                       Development
                                                 Common Stock              Additional  Accumulated
                                          ----------------------------      Paid-In       During
                                              Shares          Amount        Capital       Stage           Total
                                          --------------   -----------    -----------   -----------    -----------
BALANCE, October 11, 2000 (inception)                ---   $       ---    $       ---   $       ---    $       ---
                                          --------------   -----------    -----------   -----------    -----------

BALANCE, December 31, 2000                           ---           ---            ---           ---            ---
                                          --------------   -----------    -----------   -----------    -----------

BALANCE, December 31, 2001                           ---           ---            ---           ---            ---
                                          --------------   -----------    -----------   -----------    -----------

ISSUANCE OF COMMON STOCK, July 2002            4,000,000         4,000         16,000           ---         20,000

ADDITIONAL PAID-IN CAPITAL, (in
   exchange for rent expense)                        ---           ---            750           ---            750

NET LOSS                                             ---           ---            ---       (16,246)       (16,246)
                                          --------------   -----------    -----------   -----------    -----------

BALANCE, December 31, 2002                     4,000,000   $     4,000    $    16,750   $   (16,246)   $     4,504
                                          ==============   ===========    ===========   ===========    ===========


             See accompanying notes to these financial statements.

                                BLACK LAKE, INC.
                                ----------------
                          (A Development Stage Company)
                          -----------------------------
                            STATEMENTS OF CASH FLOWS
                            -------------------------

                                                                                              October 11, 2000     October 11, 2000
                                                           Years Ended December 31,              (inception)         (inception)
                                                   --------------------------------------         Through             Through
                                                          2002                  2001         December 31, 2000   December 31, 2002
                                                   ----------------     ----------------     -----------------    -----------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                        $        (16,246)    $            ---     $             ---    $        (16,246)
   Adjustments to reconcile net loss to net
cash used in operating activities
     Goods and services provided in
exchange for additional paid-in capital                         750                  ---                   ---                 750
     Changes   in   operating   assets   and
      liabilities
       Increase in accounts receivable                       (6,196)                                       ---              (6,196)
       Increase in accounts payable                           5,967                                        ---               5,967
                                                   ----------------     ----------------     -----------------    ----------------

         Net cash used in operating activities              (15,725)                                       ---             (15,725)
                                                   ----------------     ----------------     -----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of common stock                                  20,000                  ---                   ---              20,000
                                                   ----------------     ----------------     -----------------    ----------------

         Net cash provided by financing activities           20,000                  ---                   ---              20,000
                                                   ----------------     ----------------     -----------------    ----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                     4,275                  ---                   ---               4,275

CASH AND CASH EQUIVALENTS, beginning of period                  ---                  ---                   ---                 ---
                                                  -----------------    -----------------     -----------------   -----------------

CASH AND CASH EQUIVALENTS, end of period           $          4,275     $            ---     $             ---    $          4,275
                                                   ================     ================     =================    ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for interest        $            ---     $            ---     $            ---     $            ---
   Cash paid during the period for income taxes    $            ---     $            ---     $            ---     $            ---

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
     During the year ended December 31, 2002 and the period October 11, 2000 (inception) through December 31, 2002, the Company recorded additional paid-in capital of $750 for rent provided by a stockholder.



            See the accompanying notes to these financial statements

                                BLACK LAKE, INC.
                                ----------------
                          (A Development Stage Company)
                          -----------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                           DECEMBER 31, 2002 AND 2001
                           --------------------------


NOTE 1 - COMPANY OPERATIONS

         Black Lake, Inc. (the "Company") is currently a development stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 7.
The Company was incorporated under the laws of the state of Nevada on October 11, 2000. However, no business was transacted until April 2002.

         On April 13, 2002, the directors of the Company appointed officers of the Company. On April 14, 2002, the initial directors resigned. With the newly appointed officers, the Company's mission is to provide public relations programs and products to assist small companies in their corporate and marketing goals.

         GOING CONCERN - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced net losses since its inception and had an accumulated deficit of $16,246 as of December 31, 2002. The Company expects operating losses to continue for the foreseeable future as it continues to develop and promote its services. The Company's continued existence is dependent upon several factors including the Company's ability to fund operations and raise additional capital.

         In the absence of significant revenues, profits, and increased working capital, the Company intends to fund operations through possibly new debt and additional equity financing arrangements which management believes may be insufficient to fund its capital expenditures, working capital, and other cash requirements for the fiscal year ending December 31, 2003. Therefore, the Company may be required to seek additional funds to finance its long-term operations. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. These matters raise substantial doubt about the Company's ability to continue as a going concern.

         The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies are summarized as follows:

         DEVELOPMENT STAGE - Black Lake, Inc. is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 7. The Company is in the process of providing public relations programs and products to assist small companies in their corporate and marketing goals.

         CASH AND CASH EQUIVALENTS - For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three (3) months or less to be cash equivalents.

         ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ACCOUNTS RECEIVABLE - The Company extends credit to its customers as part of its normal business operations.

         The Company monitors all receivables, especially those balances over sixty (60) days past due. Balances are written off only when all reasonable collection efforts have been exhausted. Management must approve all write-offs of customer balances. There were no bad debt write-offs for the periods ended December 31, 2002, 2001 and 2000.

         REVENUE RECOGNITION - The Company is retained to provide public relations programs and marketing services to companies. In addition, the Company may sell certain marketing related products to the companies. Revenue is recognized upon completion of services and delivery of products.

         INCOME TAXES - The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted rates in effect for the periods in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107") requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2002, the carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term nature of such instruments.

         START-UP ACTIVITIES - The Company has adopted the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that the costs of start-up activities including organization costs be expensed as incurred.

         LOSS PER SHARE OF COMMON STOCK - Basic and diluted loss per share is computed using shares of common stock issued to date. Consideration is also given in the dilutive loss per share calculation for the dilutive effect of common stock equivalents which might result from the exercise of stock options. However, for the periods presented, there were no common stock equivalents.

         CONCENTRATIONS - The Company currently conducts business with primarily one customer. The loss of this customer could have a significant impact on the financial position of the Company. Management believes that its customer base will increase in the near future.

         ACCOUNTING PRONOUNCEMENTS - In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," which is effective for business combinations initiated after June 30, 2001. SFAS 141 eliminates the pooling of interest method of accounting for business combinations and requires that all business combinations occurring after July 1, 2001 are accounted for under the purchase method. The Company has not been affected by SFAS 141.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been previously issued. SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. The Company has not been affected by SFAS 142.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 established standards associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS 143 to have a material impact on its financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets of which to be disposed. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within these fiscal years, with early adoption encouraged. The Company does not expect SFAS 144 to have a material impact on its financial statements.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), Rescission of FASB Statements No. 4, 44 and 64,Amendment of FASB Statement No. 13, and Technical Corrections. The Statement updates, clarifies and simplifies existing accounting pronouncements. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item shall be reclassified. The provisions of SFAS 145 are effective for transactions occurring after May 15, 2002 with early adoption encouraged. The Company does not expect SFAS 145 to have material impact on its financial statements.


NOTE 3 - INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"). This statement mandates the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets subject to an ongoing assessment of realizability.

         The components of the Company's income tax provision consist of:

                                                         Years Ended December 31,           October 11, 2000     October 11, 2000
                                                    --------------------------------------     (inception)          (inception)
                                                                                                 Through             Through
                                                        2002                   2001         December 31, 2000   December 31, 2002
                                                    ----------------      ----------------    -----------------   -----------------
Federal    taxes    (deferred)    capitalized
   start-up costs for tax purposes                  $         (2,400)    $             ---   $             ---    $         (2,400)
Change in valuation account                                    2,400                   ---                 ---               2,400
                                                    ----------------     -----------------   -----------------    ----------------

                                                    $            ---     $             ---   $             ---    $            ---
                                                    ================     =================   =================    ================

         Deferred income taxes are provided for timing differences in the recognition of certain income and expense items for tax and financial statement purposes. The tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities are as follows:

                                                 December 31,

                                          2002                 2001
                                   ----------------     -----------

Deferred income taxes
   Capitalized start-up costs for
   tax purposes $                             2,400     $             ---
   Valuation allowance                       (2,400)                  ---
                                   ----------------     -----------------

                                   $            ---     $             ---
                                   ================     =================

NOTE 4 - RELATED PARTY TRANSACTIONS

         During the year ended December 31, 2002 and the period October 11, 2000 (inception) through December 31, 2002, the Company has recorded rent fees of $750. These services were paid for by the Company's president. The president has waived reimbursement of the rent fees and has considered them as additional paid-in capital.

         During the year ended December 31, 2002 and the period October 11, 2000 (inception) through December 31, 2002, an officer of the Company was paid $3,850 for executive services.


NOTE 5 - COMMON STOCK

         The Company is authorized to issue up to 25,000,000 shares of $.001 par value common stock and no other class of stock shall be authorized. Each share of common stock shall entitle the holder to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.

         The Company issued 4,000,000 shares of common stock in July, 2002 for $20,000 in cash.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
-------------------------------------------------------------------------

In April 2002, our Board of Directors appointed Lesley, Thomas, Schwarz & Postma, a professional accountancy corporation, to audit our financials statements from October 11, 2000, our date of formation, through June 30, 2002.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

LEGAL MATTERS
-------------

The validity of the issuance of the shares of common stock offered by us has been passed upon by the law firm of MC Law Group, located in Newport Beach, California.

EXPERTS
-------

Our financial statements for the period from October 11, 2000, our date of formation, through June 30, 2002, appearing in this prospectus which is part of a registration statement have been audited by Lesley, Thomas, Schwarz & Postma, a professional accountancy corporation, and are included in reliance upon such reports given upon the authority of Lesley, Thomas, Schwarz & Postma, a professional accountancy corporation, as experts in accounting and auditing.

ADDITIONAL INFORMATION
----------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS
-----------------------------------------

Article Sixth of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

o for any breach of such director's duty of loyalty to us or our security holders;
o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------------------------------------------

We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below.

======================================== ==================== ===============
Registration Fees                        Approximately                 $9.20
---------------------------------------- -------------------- ---------------
Transfer Agent Fees                      Approximately               $650.00
---------------------------------------- -------------------- ---------------
Costs of Printing and Engraving          Approximately               $500.00
---------------------------------------- -------------------- ---------------
Legal Fees                               Approximately            $10,000.00
---------------------------------------- -------------------- ---------------
Accounting Fees                          Approximately             $5,000.00
======================================== ==================== ===============

RECENT SALES OF UNREGISTERED SECURITIES
---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

During August 2002, Peg Warren, our president and a member of our board of directors, purchased 2,000,000 shares for $10,000.00 and during that same period, Robin Welles, our treasurer, secretary and a member of our board of directors, purchased 2,000,000 shares for $10,000.00. All of the shares were issued in transactions which we believe satisfy the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933 promulgated by the Securities and Exchange Commission. Specifically, the shares were issued to Ms. Warren and Ms. Welles as our officers and directors and, therefore, at the time of issuance Ms. Warren and Ms. Welles were "accredited investors", as that term is defined under applicable federal and state securities laws.

EXHIBITS
--------

         Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.
-----------

3.1                        Articles of Incorporation*

3.2                        Amendment to Articles of Incorporation*

3.3                        Bylaws*

5.                         Opinion Re: Legality

11.                        Statement Re: Computation of Per Share Earnings**

23.1                       Consent of Auditors

23.2                       Consent of Counsel

* Attached as an exhibit to the company's original registration statement on form SB-2 filed on September 13, 2002
**       Included in Financial Statements

UNDERTAKINGS
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregateoffering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Costa Mesa, California, on May 8, 2003.

                                         Black Lake, Inc.,
                                         a Nevada corporation

                                         /s/ Peg Warren
                                         --------------------------------------
                                         Peg Warren
                                         President, Principal Executive Officer,
                                         Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Peg Warren                                       May 8, 2003
------------------------------------                 -----------
Peg Warren
President, Principal Executive Officer, Director


/s/ Robin Welles                                     May 8, 2003
------------------------------------                 -----------
Robin Welles
Treasurer, Principal Financial Officer,
Principal Accounting Officer, Secretary, Director